QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FairPoint Communications, Inc.:

        We consent to the use of our reports dated March 12, 2007, with respect to the consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

        Our report dated March 12, 2007 refers to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share Based Payment, effective January 1, 2006.

KPMG LLP

Omaha, Nebraska
March 30, 2007

QuickLinks

Consent of Independent Registered Public Accounting Firm